Exhibit 3.1

STATEMENT OF RIGHTS
OF
SERIES B PARTICIPATING CUMULATIVE PREFERRED SHARES
OF
CLARIVATE PLC

Pursuant to Article 54 of the Companies (Jersey) Law 1991

Clarivate Plc, a no par value public limited company formed under the laws of Jersey (the “Company”), in accordance with the provisions of the Companies (Jersey) Law 1991, does hereby certify:

The board of directors of the Company (the “Board of Directors”) or a duly authorized committee of the Board of Directors, in accordance with the Company’s amended and restated memorandum of association and applicable law, adopted the following resolution on December 21, 2022 creating a series of preferred shares of the Company from its preferred shares authority designated as “Series B Participating Cumulative Preferred Shares”.

RESOLVED, that pursuant to the provisions of the Company’s amended and restated memorandum of association and applicable law, a series of preferred shares, created from its blank check preferred shares authority, no par value per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series B Participating Cumulative Preferred Shares” (the “Series B Preferred Shares”), and the number of shares constituting such series shall be 750,000. Such number of Series B Preferred Shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Company.

Section 2. Dividends and Distributions. (a) Subject to the rights of the holders of any shares of any class or series of shares of the Company ranking prior and superior to the Series B Preferred Shares with respect to dividends, the holders of Series B Preferred Shares, in preference to the holders of the Company’s ordinary shares, with no par value per share (the “Ordinary Shares”) and any other shares of any class or series of shares of the Company ranking junior to the Series B Preferred Shares in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates as from time to time may be fixed by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a Series B Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 and (ii) the Multiplier Number then in effect times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than (A) a dividend payable in Ordinary Shares or (B) a subdivision of the outstanding Ordinary Shares (by reclassification or otherwise)), declared on the Ordinary Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series B Preferred Share. As used herein, the “Multiplier Number” shall be 1,000; provided that if, at any time after December 21, 2022 (the “Rights Declaration Date”), the Company shall (i) declare or pay any dividend on the Ordinary Shares payable in Ordinary Shares or make any distribution on the Ordinary Shares in Ordinary Shares, (ii) subdivide (by a share split or otherwise) the outstanding Ordinary Shares into a larger number of Ordinary Shares or (iii) combine (by a reverse share split or otherwise) the outstanding Ordinary Shares into a smaller number of Ordinary Shares, then in each such event the Multiplier Number shall be adjusted to a number determined by multiplying the Multiplier Number in effect immediately prior to such event by a fraction, the numerator of which is the number of Ordinary Shares that are outstanding immediately after such event and the denominator of which is the number of Ordinary Shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after the Rights Declaration Date, the Company shall issue any capital shares in a merger, reclassification, or change of the outstanding Ordinary Shares, then in each such event the Multiplier Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each Preferred Share continues to be the economic equivalent of a Multiplier Number of Ordinary Shares prior to such merger, reclassification or change.

(b)            The Company shall declare a dividend or distribution on the Series B Preferred Shares as provided in Section 2(a) at the same time it declares a dividend or distribution on the Ordinary Shares (other than a dividend payable in Ordinary Shares); provided that if no dividend or distribution shall have been declared on the Ordinary Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a Series B Preferred Share and such first Quarterly Dividend Payment Date), a dividend of $0.01 per share on the Series B Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)            Dividends shall begin to accrue and be cumulative on outstanding Series B Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issuance of such Series B Preferred Shares, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of Series B Preferred Shares entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

(d)            So long as any Series B Preferred Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution on the Ordinary Shares unless, in each case, the dividend required by this Section 2 to be declared on the Series B Preferred Shares shall have been declared and set aside.

(e)            The holders of Series B Preferred Shares shall not be entitled to receive any dividends or other distributions except as herein provided.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of Series B Preferred Shares shall have the following voting rights:

(a)            Each Series B Preferred Share shall entitle the holder thereof to a number of votes equal to the Multiplier Number then in effect on all matters submitted to a vote of shareholders of the Company.

(b)            Except as otherwise provided herein or by law, the holders of Series B Preferred Shares and the holders of Ordinary Shares shall vote together as a single class on all matters submitted to a vote of shareholders of the Company.

(c)            (i) If at any time dividends on any Series B Preferred Shares shall be in arrears in an amount equal to six quarterly dividends thereon, the number of directors constituting the Board shall be increased by two. The occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Series B Preferred Shares then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series B Preferred Shares and any other series of Preferred Shares then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

(ii)            During any default period, such voting right of the holders of Series B Preferred Shares may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) hereof or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The absence of a quorum of holders of Ordinary Shares shall not affect the exercise by holders of Series B Preferred Shares of such voting right. At any meeting at which holders of Series B Preferred Shares shall initially exercise such voting right, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors.

(iii)           Unless the holders of Series B Preferred Shares shall have previously exercised their right to elect Directors during an existing default period, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of Series B Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of holders of Series B Preferred Shares, which meeting shall thereupon be called by any one director, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Shares are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Series B Preferred Shares by mailing such notice to him at the address of such holder shown on the registry books of the Company or transfer agent or registrar for the Series B Preferred Shares. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of Series B Preferred Shares outstanding, irrespective of series. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

(iv)           In any default period, the holders of Ordinary Shares, Series B Preferred Shares and other classes of shares of the Company if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series B Preferred Shares shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Series B Preferred Shares shall continue in office until the next annual meeting of shareholders for the election of directors or until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of shares which elected the Director whose office shall have become vacant. References in this Section 3(c) to Directors elected by the holders of a particular class of shares shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(c) may be removed at any time, without cause, only by the affirmative vote of the holders of the Series B Preferred Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose.

(v)            Immediately upon the expiration of a default period, (x) the right of the holders of Series B Preferred Shares as a class to elect Directors shall cease (subject to revesting in the event of each subsequent default period), (y) the term of any Directors elected by the holders of Series B Preferred Shares as a class shall terminate, and (z) the number of Directors constituting the Board shall be reduced by two.

(d)            Except as otherwise expressly provided herein and by applicable law, holders of Series B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Ordinary Shares as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Series B Preferred Shares shall have been paid in full, the Company shall not:

(i)             declare or pay dividends on, or make any other distributions on, any Ordinary Shares or other shares ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Shares;

(ii)            declare or pay dividends on, or make any other distributions on, any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such other parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)            redeem, purchase or otherwise acquire for value any Ordinary Shares or other shares ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Shares; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior shares in exchange for shares of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series B Preferred Shares; or

(iv)           redeem, purchase or otherwise acquire for value any Series B Preferred Shares, or any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series B Preferred Shares and all such other parity shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

(b)            The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for value any shares of the Company unless the Company could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise reacquired by the Company in any manner whatsoever shall be held in treasury, subject to a limit of 10% of the Company's entire issued share capital. Any Series B Preferred Shares beyond this limit shall be cancelled by the Company and may not be re-issued. However, the Company may issue new Series B Preferred Shares by resolution or resolutions of the Board of Directors subject to the conditions and any restrictions on issuance set forth herein, in the Company’s amended and restated memorandum of association, resolutions of the shareholders or as otherwise required by applicable law.

Section 6. Liquidation, Dissolution or Winding-up. Upon any liquidation, dissolution or winding-up of the Company, no distribution shall be made (a) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series B Preferred Shares unless, prior thereto, the holders of Series B Preferred Shares shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment plus an amount equal to the greater of (i) $1.00 per share or (ii) an aggregate amount per share equal to the Multiplier Number then in effect times the aggregate amount to be distributed per share to holders of Ordinary Shares, or (b) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series B Preferred Shares, except distributions made ratably on the Series B Preferred Shares and all such other parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up. In the event, however, that there are not sufficient assets available to permit such payment in full to the holders of the Series B Preferred Shares and to the holders of all other classes and series of shares of the Company, if any, that rank on a parity with the Series B Preferred Shares in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Shares and the holders of such parity shares in proportion to their respective liquidation preferences.

Section 7. Consolidation, Merger, etc. If the Company shall enter into any consolidation, merger, combination or other transaction in which the Ordinary Shares are exchanged for or changed into other shares or securities, cash or any other property, then in any such case the Series B Preferred Shares shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number then in effect times (y) the aggregate amount of shares, securities, cash or any other property, as the case may be, into which or for which each Ordinary Share is changed or exchanged. In the event that both this Section 7 and Section 2 appear to apply to a transaction, this Section 7 will control.

Section 8. No Redemption. The Series B Preferred Shares shall not be subject to redemption by the Company or at the option of any holder of Series B Preferred Shares; provided however that subject to Section 4(a)(iv), the Company may purchase or otherwise acquire outstanding Series B Preferred Shares in the open market or by offer to any holder or holders of Series B Preferred Shares. The Series B Preferred Shares shall not be subject to, or entitled to the operation of a retirement or sinking fund.

Section 9. Rank. The Series B Preferred Shares shall rank as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up junior to all other series of the Preferred Shares of the Company unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, option and other special rights of the shares of such other series and the qualifications, limitations and restrictions thereof.

Section 10. Fractional Shares. Series B Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Shares.

Section 11. Amendment. At any time when any Series B Preferred Shares are outstanding, the Company’s amended and restated memorandum of association shall not be amended in any manner (whether by merger, consolidation or otherwise) which would alter or change the powers preferences and relative, participating, optional and other special rights of the Series B Preferred Shares so as to effect holders of the Series B Preferred Shares adversely, without the affirmative vote of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting separately as a class.

IN WITNESS WHEREOF, the Company has caused this Statement of Rights to be signed by the undersigned, its authorized signatory, this 22nd day of December, 2022.

CLARIVATE PLC

By:	/s/ Jonathan Collins
Name: Jonathan Collins
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Statement of Rights]